Exhibit 99.1

23ANDME HOLDING CO.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

23andMe Holding Co.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of 23andMe Holding Co. and subsidiary (the Company) as of March 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the three-year period ended March 31, 2021, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2020.

Santa Clara, California June 21, 2021

23ANDME HOLDING CO.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of March 31, 2021	As of March 31, 2020
Assets
Current assets:
Cash	$282,489	$207,942
Restricted cash	1,399	1,399
Accounts receivable, net	2,481	6,392
Inventories	6,239	14,122
Deferred cost of revenue	5,482	6,645
Prepaid expenses and other current assets	15,485	13,088
Assets held for sale	—	2,933

Total current assets	313,575	252,521
Property and equipment, net	60,884	77,882
Operating lease right-of-use assets	63,122	60,608
Restricted cash, noncurrent	6,974	6,974
Internal-use software, net	6,889	5,417
Other assets	654	1,228

Total assets	$452,098	$404,630

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable (related party amounts of $4,422 and $4,231 as of March 31, 2021 and 2020, respectively)	$12,271	$13,085
Accrued expenses and other current liabilities (related party amounts of $7,065 and $3,548 as of March 31, 2021 and 2020, respectively)	31,953	34,660
Deferred revenue (related party amounts of $30,140 and $41,683 as of March 31, 2021 and 2020, respectively)	71,255	84,090
Operating lease liabilities	6,140	7,613

Total current liabilities	121,619	139,448
Deferred revenue, noncurrent (related party amounts of $0 and $3,374 as of March 31, 2021 and 2020, respectively)	—	3,374
Operating lease liabilities, noncurrent	87,582	82,709
Other liabilities (related party amounts of $0 and $43,821 as of March 31, 2021 and 2020, respectively)	1,165	44,899

Total liabilities	210,366	270,430
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock
Redeemable convertible preferred stock, $0.00001 par value per share, 91,342,476 and 86,443,341 shares authorized as of March 31, 2021 and 2020, respectively; 91,198,378 and 86,443,341 shares issued and outstanding as of March 31, 2021 and 2020, respectively; aggregate liquidation preference of $874,107 and $791,607 as of March 31, 2021 and 2020, respectively	837,351	755,083
Stockholders’ deficit
Common stock, $0.00001 par value per share, 170,433,050 and 165,533,915 Class A shares authorized as of March 31, 2021 and 2020, respectively; 9,030,428 and 8,158,861 shares issued and outstanding as of March 31, 2021 and 2020, respectively; 166,083,307 and 161,184,172 Class B shares authorized as of March 31, 2021 and 2020, respectively; 45,261,712 and 36,159,437 shares issued and outstanding as of March 31, 2021 and 2020, respectively; 31,510,712 Class C shares authorized as of March 31, 2021 and 2020; zero shares issued and outstanding as of March 31, 2021 and 2020	—	—
Additional paid-in capital	381,619	172,736
Accumulated deficit	(977,238)	(793,619)

Total stockholders’ deficit	(595,619)	(620,883)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$452,098	$404,630

The accompanying notes are an integral part of these consolidated financial statements.

23ANDME HOLDING CO.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	Year Ended March 31,
	2021	2020	2019
Revenue (related party amounts of $39,917, $26,749 and $9,514 for the years ended March 31, 2021, 2020 and 2019, respectively)	$243,920	$305,463	$440,900
Cost of revenue (related party amounts of $(1,400), $994 and $(169) for the years ended March 31, 2021, 2020 and 2019, respectively)	126,914	168,031	248,010

Gross profit	117,006	137,432	192,890

Operating expenses:
Research and development (related party amounts of $18,684, $19,058 and $6,315 for the years ended March 31, 2021, 2020 and 2019, respectively)	159,856	181,276	140,532
Sales and marketing	43,197	110,519	190,848
General and administrative	99,149	59,392	50,293
Restructuring and other charges	—	44,692	—

Total operating expenses	302,202	395,879	381,673

Loss from operations	(185,196)	(258,447)	(188,783)
Interest and other income, net	1,577	7,584	5,250

Net and comprehensive loss	$(183,619)	$(250,863)	$(183,533)

Net loss per share of Class A and B common stock attributable to common stockholders, basic and diluted	$(4.23)	$(6.52)	$(5.32)
Weighted-average shares used in computing net loss per share of Class A and B common stock attributable to common stockholders, basic and diluted	43,449,826	38,453,767	34,482,458

The accompanying notes are an integral part of these consolidated financial statements.

23ANDME HOLDING CO.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ DEFICIT

(in thousands, except share and per share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of April 1, 2018	69,152,275	$482,797	33,011,344	$—	$52,438	$(359,223)	$(306,785)
Issuance of Series F-1 redeemable convertible preferred stock at $17.35 per share, net of issuance costs of $394	17,291,066	272,286	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	3,135,088	—	5,821	—	5,821
Issuance of common stock related to early exercise of stock options	—	—	5,777,084	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	5,654	—	5,654
Stock-based compensation expense	—	—	—	—	37,561	—	37,561
Net loss	—	—	—	—	—	(183,533)	(183,533)

Balance as of March 31, 2019	86,443,341	$755,083	41,923,516	$—	$101,474	$(542,756)	$(441,282)

Issuance of common stock upon exercise of stock options	—	—	2,394,782	—	8,732	—	8,732
Vesting of early exercised stock options	—	—	—	—	16,962	—	16,962
Stock-based compensation expense	—	—	—	—	45,568	—	45,568
Net loss	—	—	—	—	—	(250,863)	(250,863)

Balance as of March 31, 2020	86,443,341	$755,083	44,318,298	$—	$172,736	$(793,619)	$(620,883)

Issuance of Series F-1 redeemable convertible preferred stock at $17.35 per share, net of issuance costs of $232	4,755,037	82,268	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	5,130,613	—	29,092	—	29,092
Issuance of common stock related to early exercise of stock options	—	—	4,843,229	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	91,046	—	91,046
Stock-based compensation expense	—	—	—	—	88,745	—	88,745
Net loss	—	—	—	—	—	(183,619)	(183,619)

Balance as of March 31, 2021	91,198,378	$837,351	54,292,140	$—	$381,619	$(977,238)	$(595,619)

The accompanying notes are an integral part of these consolidated financial statements.

23ANDME HOLDING CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended March 31,
	2021	2020	2019
Cash flows from operating activities:
Net loss	$(183,619)	$(250,863)	$(183,533)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18,078	22,249	9,901
Amortization and impairment of internal-use software	2,168	1,040	—
Stock-based compensation expense	88,425	44,838	37,491
Gain on sale of property and equipment	57	6	—
Gain on lease termination	(876)	—	—
Impairment of long-lived assets	—	33,213	—
Changes in operating assets and liabilities:
Accounts receivable (related party amounts of $0, $2,000 and $(2,000) for the years ended March 31, 2021, 2020 and 2019, respectively)	3,912	4,207	(3,889)
Inventories	7,884	(440)	12,524
Deferred cost of revenue	1,163	7,184	5,720
Prepaid expenses and other current assets	2,126	3,379	(2,397)
Operating lease right-of-use assets	10,288	14,557	6,317
Other assets	573	480	330
Accounts payable (related party amounts of $191, $4,231 and $0 for the years ended March 31, 2021, 2020 and 2019, respectively)	137	(29,809)	5,329
Accrued expenses and other current liabilities (related party amounts of $3,517, $(2,599) and $6,147 for the years ended March 31, 2021, 2020 and 2019, respectively)	82	4,916	2,999
Deferred revenue (related party amounts of $(14,917), $251 and $44,805 for the years ended March 31, 2021, 2020 and 2019, respectively)	(16,210)	(35,333)	15,461
Operating lease liabilities	(8,528)	(5,431)	(4,370)
Other liabilities	88	41	—

Net cash used in operating activities	(74,252)	(185,766)	(98,117)

Cash flows from investing activities:
Purchases of property and equipment	(4,054)	(68,371)	(27,400)
Proceeds from sale of property and equipment	838	765	—
Capitalized internal-use software costs	(3,320)	(5,217)	(440)

Net cash used in investing activities	(6,536)	(72,823)	(27,840)

Cash flows from financing activities:
Proceeds from issuance of redeemable convertible preferred stock (related party amounts of $0, $0 and $272,680 for the year ended March 31, 2021, 2020 and 2019, respectively)	82,500	—	272,680
Payments for issuance costs of redeemable convertible preferred stock	(232)	—	(394)
Proceeds from exercise of stock options (related party amounts of $67,359, $0 and $67,850 for the years ended March 31, 2021, 2020 and 2019, respectively)	76,151	8,830	72,162
Payments of deferred offering costs	(3,084)	—	—

Net cash provided by financing activities	155,335	8,830	344,448

Net increase (decrease) in cash and restricted cash	74,547	(249,759)	218,491
Cash and restricted cash—beginning of period	216,315	466,074	247,583

Cash and restricted cash—end of period	$290,862	$216,315	$466,074

Supplemental disclosures of non-cash investing and financing activities:
Purchases of property and equipment during the period included in accounts payable and accrued expenses	$535	$3,221	$8,644
Stock-based compensation capitalized for internal-use software costs	$637	$792	$70
Vesting of related party early exercised stock options	$91,046	$16,962	$5,654
Deferred offering costs during the period included in accounts payable and accrued expenses	$887	$—	$—
Reconciliation of cash and restricted cash within the consolidated balance sheets to the amounts shown in the consolidated statements of cash flows above:
Cash	$282,489	$207,942	$452,747
Restricted cash, current	1,399	1,399	6,353
Restricted cash, noncurrent	6,974	6,974	6,974

Total cash and restricted cash	$290,862	$216,315	$466,074

The accompanying notes are an integral part of these consolidated financial statements.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Description of Business

Description of Business

23andMe Holding Co. and its subsidiary (the “Company”) is dedicated to helping people access, understand, and benefit from the human genome. The Company pioneered direct-to-consumer genetic testing through its Personal Genome Service products and services (PGS). Consumers receive reports that provide them with information on their genetic health risks, their ancestry, and their traits, based on genetic testing of a saliva sample they send to the Company in an easy-to-use “spit kit” the Company provides. Consumers have the option to participate in the Company’s research programs. The Company analyzes consenting consumers’ genotypic and phenotypic data to discover new insights into genetics. The Company uses these insights to generate new PGS reports, and, through its therapeutics business and collaborations with pharmaceutical companies and universities, to discover and advance new therapies for unmet medical needs. The Company was incorporated in Delaware in 2006 and is headquartered in Sunnyvale, California.

On June 16, 2021, the Company consummated the transactions contemplated by the Agreement and Plan of Merger, dated February 4, 2021, as amended on February 13, 2021 and March 25, 2021 (the “Merger Agreement”), among VG Acquisition Corp (“VGAC”), Chrome Merger Sub and 23andMe, Inc. Pursuant to the Merger Agreement, VGAC changed its jurisdiction of incorporation to Delaware and changed its name to 23andMe Holding Co. (“New 23andMe”), with 23andMe, Inc. surviving the merger as a wholly-owned subsidiary of 23andMe Holding Co. (the “Merger”). Refer to “Merger Agreement” section in Note 15 “Subsequent Events” for further details.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year

The Company’s fiscal year ends on March 31. References to fiscal year 2021, 2020 and 2019, refer to the fiscal years ended March 31, 2021, 2020 and 2019, respectively.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period and the accompanying notes. Significant items subject to such estimates and assumptions include, but are not limited to, the determination of standalone selling price for various performance obligations; the estimated expected benefit period for the rate and recognition pattern of breakage revenue for purchases where a saliva collection kit is never returned for processing; reserves for customer refunds and sales incentives; the fair value of financial assets and liabilities; the capitalization and estimated useful life of internal use software; the useful life of long-lived assets; the timing and costs associated with asset retirement obligations; the incremental borrowing rate for operating leases; stock-based compensation including the determination of the fair value of the Company’s common stock and stock options; and the valuation of deferred tax assets and uncertain tax positions. The Company bases these estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from these estimates, and such differences could be material to the consolidated financial statements.

The novel coronavirus (“COVID-19”) pandemic has created significant global economic uncertainty and resulted in the slowdown of economic activity. COVID-19 has disrupted the Company’s general business operations since March of 2020 and will continue to do so for an unknown period. In the last quarter of fiscal year 2020, the Company recorded impairment losses of $12.6 million to operating ROU assets associated with the Company’s operating lease in Sunnyvale, California, as a result of foreseeable future sublease rental income reduced and delayed by the pandemic. See Note 5, “Restructuring”, for more details. As of the date of issuance of these consolidated financial statements, the extent to which COVID-19 may impact the future financial condition or results of operations is still uncertain. The Company is not aware of any specific event or circumstance that would require revisions to estimates, updates to judgments, or adjustments to the carrying value of assets or liabilities. These estimates may change, as new events occur and additional information is obtained, and will be recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to the consolidated financial statements.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign Currency

The Company has no foreign subsidiaries. The functional currency of the Company is the U.S. dollar. Accordingly, foreign currency assets and liabilities are remeasured into U.S. dollars at the end-of-period exchange rates except for non-monetary assets and liabilities, which are measured at historical exchange rates. Revenue and expenses are remeasured each day at the exchange rate in effect on the day the transaction occurred. Foreign currency transaction gains and losses have been immaterial during the periods presented.

Comprehensive Loss

Comprehensive loss consists of other comprehensive income (loss) and net loss. The Company did not have any other comprehensive income (loss) transactions during the periods presented. Accordingly, comprehensive loss is equal to net loss for the periods presented.

Concentration of Supplier Risk

Certain of the raw materials, components and equipment associated with the deoxyribonucleic acid (“DNA”) microarrays and saliva collection kits (“Kits”) used by the Company in the delivery of its services are available only from third-party suppliers. The Company also relies on a third-party laboratory service for the processing of its customer samples. Shortages and slowdowns could occur in these essential materials, components, equipment and laboratory services due to an interruption of supply or increased demand in the industry. If the Company were unable to procure certain materials, components, equipment or laboratory services at acceptable prices, it would be required to reduce its laboratory operations, which could have a material adverse effect on its results of operations.

A single supplier accounted for 100% of the Company’s total purchases of microarrays and a separate single supplier accounted for 100% of the Company’s total purchases of Kits for the fiscal years ended March 31, 2021, 2020 and 2019. One laboratory service provider accounted for 100% of the Company’s processing of customer samples for the fiscal years ended March 31, 2021, 2020 and 2019.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk include cash and accounts receivable. The Company maintains its cash with high-quality financial institutions in the United States, the composition and maturities of which are regularly monitored by the Company. The Company’s revenue and accounts receivable are derived primarily from the United States. See Note 2, “Summary of Significant Accounting Policies”, for additional information regarding geographical disaggregation of revenue. The Company grants credit to its customers in the normal course of business, performs ongoing credit evaluations of its customers and does not require collateral. The Company regularly monitors the aging of accounts receivable balances.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Significant customer information is as follows:

	March 31, 2021	March 31, 2020
Percentage of accounts receivable:
Customer A	0%	89%
Customer C	35%	2%
Customer D	40%	0%

	Year Ended March 31,
	2021	2020	2019
Percentage of revenue:
Customer C	21%	25%	24%
Customer B	16%	8%	2%

Cash and Restricted Cash

Cash consists of cash in the bank and bank deposits. Cash balances are with U.S. banks and are insured to the extent defined by the Federal Deposit Insurance Corporation. The Company maintains certain cash amounts restricted as to its withdrawal or use. The Company held total restricted cash of $8.4 million and $8.4 million as of March 31, 2021 and 2020, respectively, which are related to letters of credit in connection with operating lease agreements, as well as collateral held against the Company’s corporate credit cards.

Fair Value Measurements

Fair value is defined as the exchange price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Three levels of inputs may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Recurring Fair Value Measurements

Cash is stated at fair value on a recurring basis. Restricted cash, accounts receivable, accounts payable, and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. There were no other financial instruments in the Level 1, Level 2 or Level 3 categories as of March 31, 2021 and 2020.

Nonrecurring Fair Value Measurements

Certain items were recorded at fair value on a nonrecurring basis in the Company’s financial statements for fiscal years ended March 31, 2021, 2020 and 2019.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Long-lived assets within an asset group, which included right of use assets, leasehold improvements and property and equipment, were measured at fair value on a nonrecurring basis at March 31, 2020 due to an impairment recognized on those assets at that date (see Note 5, “Restructuring”). Fair value of the asset group was estimated as $21.5 million using discounted cash flows under the income approach and was classified in Level 3 of the fair value hierarchy. Under the income approach, the cash flows were discounted at 9.0% and incorporated assumptions based on the Company’s best estimate of future sub-lease income and sub-lease term for a portion of its headquarters facility.

Series F-1 preferred stock issued in connection with a collaboration agreement in July 2018 was measured at fair value on a nonrecurring basis at the date of issuance (see Note 3, “Collaborations”). Fair value of 17,291,066 shares of preferred stock was estimated as $272.7 million and was developed using an Option Pricing Model which allocated the Company’s concluded fair value of equity across the Company’s various classes of preferred and common stock at the date of issuance. The concluded equity value of the Company was estimated using both income and market approaches and was classified in Level 3 of the fair value hierarchy. The two approaches were equally weighted. Under the income approach, the cash flows for the Consumer & Research Services segment and the Therapeutics segment were discounted at 16% and 20%, respectively. The market approach applied selected multiples from guideline public companies to the Company’s historical and projected revenues.

Accounts Receivable, Net

Accounts receivable are recorded at the invoiced amount, net of estimated reserves for customer refunds and sales incentives, and are not interest-bearing. Accounts receivable represent amounts billed to the customers for bulk order and retail sales, and amounts billed under research services arrangements. Accounts receivable deemed uncollectable are charged against the estimated reserves when identified. The estimated reserves are based on the Company’s assessment of the collectability of accounts. The Company regularly reviews the adequacy of the estimated reserves based on a combination of factors, including an assessment of past collection experience, credit quality of the customer, customer’s aging balance, nature and size of the customer, the financial condition of the customer and the amount of any receivables in dispute. The reserve for sales incentives and bad debt were immaterial for all periods presented.

Inventories

Inventories consist primarily of raw material of Kits and DNA microarrays and are stated at the lower of cost or net realizable value. Kits are shipped to and stored at third-party warehouses and retail consignment sites. DNA microarrays are shipped and stored at third-party laboratories. All inventories are expected to be delivered to the Company’s customers within a normal operating cycle for the Company, which is 12 months. Accordingly, all the Company’s Kits and DNA microarrays are classified as current assets in the consolidated balance sheets. Cost is determined using standard cost, which approximates the average cost of the inventory items, including shipping and taxes. The Company has determined that all of its inventories would be sold above cost, and that no reserve for lower of cost or net realizable value is required for the Company’s inventories as of March 31, 2021 and 2020.

Deferred Cost of Revenue

Deferred cost of revenue consists primarily of the purchase costs and shipping and fulfillment costs of Kits that have been shipped to consumers and non-consigned retail sites. Deferred cost of revenue is recognized as cost of revenue when the performance obligation to which it relates is fulfilled, which is when the Kit is processed and initial results are made available to the customer, and the respective deferred revenue is recognized.

Impairment Losses of Deferred Cost of Revenue

The Company recognizes an impairment loss when the costs incurred to date recorded as deferred cost of revenue plus the estimated direct costs to fulfill the performance obligations under the contract exceed the amount of consideration the Company received and expects to receive in the future. For the fiscal year ended March 31, 2021, no impairment loss was recorded. For the fiscal years ended March 31, 2020 and 2019, the Company recorded an impairment loss of $1.3 million and $6.5 million, respectively, of which $0.4 million and $2.2 million, respectively, was recorded as a reduction of deferred cost of revenue, and $0.9 million and $4.3 million, respectively, was recorded in accrued expenses and other current liabilities in the consolidated balance sheets for unrecoverable direct costs expected to be incurred in future periods.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment, Net

Property and equipment are stated at cost net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the consolidated balance sheets, and any resulting gain or loss is reflected in consolidated statements of operations in the period realized.

The estimated useful lives of the Company’s property and equipment are as follows:

Computer and software	3 years
Laboratory equipment and software	5 years
Furniture and office equipment	5 years
Leasehold improvements	Shorter of remaining lease term or estimated useful life

Assets Held for Sale

The Company classifies its long-lived assets to be sold as held for sale when the following criteria are met (i) it has approved and committed to a plan to sell the asset, (ii) the asset is available for immediate sale in its present condition, (iii) an active program to locate a buyer and other actions required to sell the asset have been initiated, (iv) the sale of the asset is probable, (v) the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value, and (vi) it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

The Company initially measures a long-lived asset that is classified as held for sale at the lower of its carrying value or its fair value, less costs to sell. Any loss resulting from this measurement is recognized in the period in which the held for sale criteria are met. Conversely, gains are not recognized on the sale of a long-lived asset until the date of sale. Depreciation is not charged against assets classified as held for sale. The Company assesses the fair value of a long-lived asset less any costs to sell at each reporting period it remains classified as held for sale and reports any subsequent losses as an adjustment to its carrying value.

Internal-Use Software

Costs related to software acquired, developed, or modified solely to meet the Company’s internal requirements, with no substantive plans to market such software at the time of development, and certain costs related to the direct development of the Company’s customer platform are capitalized. Costs incurred during the preliminary planning and evaluation stage of the project and during the post-implementation operational stage are expensed as incurred. Costs incurred during the application development stage of the project are capitalized and amortized using the straight-line method over the estimated useful life of two to four years. The Company capitalized $4.0 million, $6.0 million and $0.5 million in internal-use software during the fiscal years ended March 31, 2021, 2020 and 2019, respectively. Internal-use software is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an internal-use software asset may not be recoverable. The Company recognized $0.5 million of impairment related to internal-use software during the fiscal year ended March 31, 2021 as a result of changes in business needs. The Company recognized $0.7 million of impairment related to internal-use software during the fiscal year ended March 31, 2020 as a result of restructuring activities. There was no impairment related to internal-use software during the fiscal year ended March 31, 2019.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, which include depreciable tangible assets such as property and equipment, and right of use assets related to operating leases for impairment whenever events or changes in circumstances indicate that the carrying value of long-lived assets may not be recoverable. The recoverability of these assets is measured by comparing the carrying amounts to the future undiscounted cash flows these assets are expected to generate. The Company recognizes an impairment in the event the carrying amount of such assets exceeds the fair value attributable to such assets. During the fiscal year ended March 31, 2020, impairments to long-lived assets were $33.2 million and recorded within restructuring and other charges in the consolidated statements of operations. There was no impairment to long-lived assets during the fiscal years ended March 31, 2021 and 2019.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Leases

The Company’s lease portfolio includes leased offices, dedicated lab facility and storage space, and dedicated data center facility space, all of which are accounted for as operating leases. All lease arrangements are recognized at lease commencement. Operating lease right-of-use (“ROU”) assets and operating lease liabilities are recognized at commencement based on the present value of fixed payments not yet paid over the lease term. Operating lease ROU assets represent the Company’s right to use an underlying asset during the reasonably certain lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets also include any initial direct costs incurred and any lease payments made at or before the lease commencement date, less lease incentives received.

When considering the future lease payments to be included in the measurement of the operating lease liabilities, the Company includes payments to be made in optional renewal periods only if it is reasonably certain to exercise the option, and will include periods covered by a termination option only if it is reasonably certain that it will not exercise such option. In addition, the Company elected not to utilize the hindsight practical expedient to determine the lease term for existing leases at adoption. The Company uses the incremental borrowing rate based on the information available at the commencement date in determining the lease liabilities as the Company’s leases generally do not provide an implicit rate. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, in an economic environment where the leased asset is located.

Real estate leases of office facilities are the most significant leases held by the Company. For these leases, the Company has elected the practical expedient permitted under ASC 842 to account for the lease and non-lease components as a single lease component. As the Company enters into real estate leases, property tax, insurance, common area maintenance and utilities are generally variable lease payments that do not depend on an index or rate, and therefore, they are excluded from the lease liabilities and expensed as incurred in accordance with ASC 842. The Company reassesses the lease term if and when a significant event or change in circumstances occurs within its control. None of the Company’s lease agreements contain significant residual value guarantees, restrictions, or covenants. The Company currently does not have any finance leases.

Asset Retirement Obligations

The Company’s asset retirement obligations (“ARO”) relate to contractual obligations to return the Sunnyvale, California headquarters facility to its original condition at the end of the lease term. These liabilities are initially recorded at fair value and the related asset retirement costs are capitalized by increasing the carrying amount of the related assets by the same amount as the liability. The asset retirement obligations are depreciated on a straight-line basis over the useful lives of the related assets. Subsequent to initial recognition, the Company records period-to-period changes in the ARO liability resulting from the passage of time and revisions to either the timing or the amount of the original estimate of undiscounted cash flows. The Company derecognizes ARO liabilities when the related obligations are settled.

Revenue Recognition

The Company generates revenue from consumer services, including PGS, research services and therapeutics. In accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration that the Company expects to receive in exchange for these goods or services. To achieve the core principle of this standard, the Company applies the following five steps:

1.     Identification of the contract, or contracts, with a customer

2.     Identification of the performance obligations in the contract

3.     Determination of the transaction price

4.     Allocation of the transaction price to the performance obligations in the contract

5.     Recognition of revenue when, or as, a performance obligation is satisfied.

Each of the Company’s significant performance obligations and the Company’s application of ASC 606 to its revenue arrangements are discussed in further detail below.

Contracts with customers for both consumer and research services contain multiple performance obligations that qualify as distinct performance obligations. The Company allocates revenue to each performance obligation based on the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

standalone selling price (“SSP”). Judgment is required to determine the SSP for each distinct performance obligation. If SSP is not directly observable, then SSP is estimated using judgment while considering all reasonably available information. To determine the SSP, the Company considers multiple factors including, but not limited to, third-party evidence for similar services, historical pricing, customer usage statistics, internal costs, gross margin objectives, independent valuations, and marketing and pricing strategies.

Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 60 days of the invoice date. In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied; however, the Company’s contracts do not contain a significant financing component. The primary purpose of the Company’s invoicing terms is to provide customers with simplified and predictable ways of purchasing its services, and not to receive financing from or provide financing to its customers. Revenue is recorded net of sales tax.

Consumer Services

The Company enters into a contract for consumer services once the customer accepts the terms of service or initiates the service by providing payment to the Company. The transaction price is the amount which the Company expects to be entitled to in exchange for providing services and is calculated as the selling price net of variable consideration which may include estimates for future returns and sales incentives. Consumer services is composed of five distinct performance obligations:

1.     Initial ancestry reports

2.     Initial health reports

3.     Ancestry updates

4.     Health updates

5.     Subscription service reports

Initial reports are distinct from updates as customers can benefit from the information provided from the initial ancestry and health reports without the updates. Accordingly, subsequent updates are additive and, therefore are separately identifiable. Transfer of control for both initial ancestry and initial health reports occur at the time the reports are uploaded to the customer’s account and notification has been provided to the customer. Transfer of control for ancestry and health report updates occurs over time by providing updates to a customer’s reports and features after the initial upload of the ancestry and health reports. This expected service period to provide updates is based on the estimated active life of a customer, which is estimated to be three months for ancestry report updates and twelve months for health report updates. The Company began offering a subscription service in fiscal 2021 where the customer can access additional health-related reports by paying an additional upfront payment for a specified term (currently one year). Transfer of control for these subscription-based reports occurs over time by providing content updates over the subscription term. The majority of consumer services revenue is recognized upon the initial transfer of ancestry and health reports to the consumer. Upon sale of consumer services, deferred revenue is recorded for the net amount paid by the customer and is recognized after the customer returns the Kit, the lab processes the sample, and the initial reports are uploaded to the customer’s account, and the customer is notified.

The Company sells through multiple channels, including direct to consumer via the Company’s website, and both online and traditional retailers. If the customer does not return the Kit, services cannot be completed by the Company, potentially resulting in unexercised rights (“breakage”) revenue. To estimate breakage, the Company applies the practical expedient available under ASC 606 to assess its customer contracts on a portfolio basis as opposed to individual customer contracts, due to the similarity of customer characteristics, at the sales channel level. The Company recognizes the breakage amounts as revenue, proportionate to the pattern of revenue recognition of the returning kits in these respective sales channel portfolios. The Company estimates breakage for the portion of Kits not expected to be returned using an analysis of historical data and considers other factors that could influence customer Kit return behavior. The Company updates its breakage rate estimate periodically and, if necessary, adjusts the deferred revenue balance accordingly. If actual return patterns vary from the estimate, actual breakage revenue may differ from the amounts recorded. The Company recognized breakage revenue from unreturned Kits of $24.1 million, $38.0 million and $57.0 million for the fiscal years ended March 31, 2021, 2020 and 2019, respectively.

Fees paid to certain sales channel partners include, in part, compensation for obtaining PGS contracts. Such contracts have an amortization period of one year or less, and the Company has applied the practical expedient to recognize these costs when incurred. These costs were $3.3 million, $3.9 million and $9.9 million for the fiscal years ended March 31, 2021, 2020 and 2019, respectively.

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The Company allows its customers to return products for credit subject to certain limitations. A provision for such returns is established based on historical trends and available data. During the periods presented, the Company had minimal product returns and estimated the reserve for the future returns to be immaterial. Credit card processing fees related to consumer revenue are recorded as incurred in general and administrative expenses in the consolidated statements of operations.

Research Services

The Company enters into contracts with customers to provide research services with payments based on fixed-fee arrangements. Where fees are variable, the Company estimates the most likely amount it expects to receive in determining the transaction price, such that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. When the Company enters into multiple contracts with a single counterparty, the Company evaluates the facts and circumstances to determine whether the contracts should be combined and accounted for as one arrangement or as separate arrangements. The nature of the distinct performance obligations within research services include:

1.     Genotyping

2.     Survey

3.     Data analysis

4.     Recruitment

5.     Web development

6.     Project management

7.     Dedicated research time

Each of the above services are capable of being distinct as customers can benefit from each service on their own and are separately identifiable as each service can be independently fulfilled without a high reliance on another service. Transfer of control for research services occurs over time as the services are performed. The Company generally recognizes revenue over time using an input method utilizing direct labor hours incurred as a percentage of total estimated hours to measure performance.

Therapeutics

Therapeutics revenue consists of the out-licensing of intellectual property associated with identified drug targets.

Disaggregation of Revenue

The following table presents revenue by category:

	Year Ended March 31,
	2021		2020		2019
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percentage of Revenue
	(in thousands, except percentages)
Consumer services	$197,525	81%	$271,639	89%	$425,534	96%

Research services	46,341	19	28,268	9	12,385	3
Therapeutics	54	0	5,556	2	2,981	1

Total	$243,920	100%	$305,463	100%	$440,900	100%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Substantially all consumer services revenue is recognized at the point in time of the initial transfer of reports to the consumer, and substantially all research services revenue is recognized over time as services are performed. Substantially all therapeutics revenue is recognized at the point in time intellectual property is transferred.

The following table summarizes revenue by region based on the shipping address of customers or the location where the services are delivered:

	Year Ended March 31,
	2021		2020		2019
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Amount	Percentage of Revenue
	(in thousands, except percentages)
United States	$176,120	72%	$241,769	79%	$390,757	89%

United Kingdom	49,386	20	41,770	14	22,194	5
Canada	12,172	5	14,481	5	18,588	4
Other regions	6,242	3	7,443	2	9,361	2

International	67,800	28	63,694	21	50,143	11

Total	$243,920	100%	$305,463	100%	$440,900	100%

Contract Balances

Accounts receivable are recorded when the right to consideration becomes unconditional. Contract assets include amounts associated with contractual rights related to consideration for performance obligations not yet billed and are included in prepaid expenses and other current assets in the consolidated balance sheets. The amount of contract assets was immaterial as of March 31, 2021 and 2020.

Contract liabilities consist of deferred revenue. Revenue is deferred when the Company invoices in advance of fulfilling performance obligations under a contract. Deferred revenue primarily relates to Kits that have been shipped to consumers and non-consigned retail sites but not yet returned for processing by the consumer, as well as research services billed in advance of performance. Deferred revenue is recognized when the obligation to deliver results to the customer is satisfied, and when research services are ultimately performed.

As of March 31, 2021 and 2020, deferred revenue for consumer services was $39.3 million and $38.8 million, respectively. Of the $38.8 million, $74.1 million and $103.9 million of deferred revenue for consumer services as of March 31, 2020, 2019 and 2018, respectively, the Company recognized $34.4 million, $59.9 million and $99.9 million as revenue during the fiscal years ended March 31, 2021, 2020 and 2019, respectively.

As of March 31, 2021 and 2020, deferred revenue for research services was $31.9 million and $48.6 million, respectively, including related party deferred revenue amounts of $30.1 million and $45.1 million, respectively. There was no related party deferred revenue prior to fiscal year 2019. Of the $48.6 million, $48.7 million and $3.4 million of deferred revenue for research services as of March 31, 2020, 2019 and 2018, respectively, the Company recognized $42.8 million, $28.7 million and $1.9 million as revenue during the fiscal years ended March 31, 2021, 2020 and 2019, respectively. Out of the above-mentioned $42.8 million and $28.7 million revenue recognized during the fiscal year ended March 31, 2021 and 2020, respectively, related party revenue amount was $39.9 million and $26.7 million, respectively.

Remaining Performance Obligations

The transaction price allocated to remaining performance obligations represents contracted revenue that has not yet been recognized, which includes deferred revenue and amounts that are expected to be billed and recognized as revenue in future periods. The Company has utilized the practical expedient available under ASC 606 to not disclose the value of unsatisfied performance obligations for PGS as those contracts have an expected length of one year or less. As of March 31, 2021 and 2020, the aggregate amount of the transaction price allocated to remaining performance obligations for research services was $61.9 million and $108.3 million, respectively. These amounts are expected to be recognized over a remaining subsequent period of approximately 1 to 3 years from the reporting date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cost of Revenue

Cost of revenue for PGS primarily consists of cost of raw materials, lab processing fees, personnel-related expenses, including salaries and benefits and stock-based compensation, shipping and handling, and allocated overhead. Shipping costs for the Kits are incurred prior to fulfillment of consumer services obligations and the corresponding shipping and handling expense is reported in cost of revenue.

Cost of revenue for research services primarily consists of personnel-related expenses, including salaries, benefits and stock-based compensation, and allocated overhead.

Research and Development

Research and development costs primarily consist of personnel-related expenses, including salaries, benefits and stock-based compensation, associated with the Company’s research and development personnel, collaboration expenses, laboratory services and supplies costs, third-party data services, and allocated overhead. Research and development costs are expensed as incurred.

Advertising Costs

Advertising costs consist primarily of direct expenses related to television and radio advertising, including production and branding, paid search, online display advertising, direct mail, and affiliate programs. Advertising production costs are expensed the first time the advertising takes place, and all other advertising costs are expensed as incurred. Advertising costs amounted to $11.2 million, $62.6 million and $136.8 million for the fiscal years ended March 31, 2021, 2020 and 2019, respectively, and are included in sales and marketing expense in the consolidated statements of operations.

Deferred advertising costs primarily consist of vendor payments made in advance to secure media spots across varying media channels, as well as production costs incurred before the first time the advertising takes place. Deferred advertising costs are not expensed until first used. The deferred advertising costs were immaterial as of March 31, 2021. As of March 31, 2020, deferred advertising costs amounted to $2.5 million. Deferred advertising costs are included in prepaid expenses and other current assets in the consolidated balance sheets.

Stock-Based Compensation

Stock-based compensation expense related to stock-based awards for employees and non-employees is recognized based on the fair value of the awards granted. The fair value of each stock-based award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the stock-based award, the expected volatility of the price of the Company’s common stock, risk-free interest rates, and the expected dividend yield of common stock. The assumptions used to determine the fair value of the stock-based awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. The related stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the awards, including awards with graded vesting and no additional conditions for vesting other than service conditions. The Company accounts for forfeitures as they occur.

Restructuring Expense

The Company defines restructuring expense to include costs directly associated with exit or disposal activities. Such costs include employee severance and termination benefits, contract termination fees and penalties, impairment associated with long-lived assets, and other exit or disposal costs. In general, the Company records involuntary employee-related exit and disposal costs when there is a substantive plan for employee severance and related costs are probable and estimable. For one-time termination benefits (i.e., no substantive plan) and employee retention costs, expense is recorded when the employees are entitled to receive such benefits and the amount can be reasonably estimated. Contract termination fees and penalties, and other exit and disposal costs are generally recorded as incurred.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

The Company applies the provisions of ASC 740, Income Taxes (“ASC 740”). Under ASC 740, the Company accounts for income taxes using the asset and liability method whereby deferred tax assets and liabilities are determined based on temporary differences between the bases used for financial reporting and income tax reporting purposes. Deferred income taxes are provided based on the enacted tax rates and laws that will be in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize those tax assets through future operations.

The Company also utilizes the guidance in ASC 740 to account for uncertain tax positions. ASC 740 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more likely than not of being realized and effectively settled. The Company considers many factors when evaluating and estimating the Company’s tax positions and tax benefits, which may require periodic adjustments, and which may not accurately reflect actual outcomes. The Company recognizes interest and penalties on unrecognized tax benefits as a component of provision for income taxes in the consolidated statements of operations.

Net Loss Per Share Attributable to Common Stockholders

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company determined that it has participating securities in the form of redeemable convertible preferred stock and unvested common stock as holders of such securities have non-forfeitable dividend rights in the event of a declaration of a dividend for shares of common stock. These participating securities do not contractually require the holders of such stocks to participate in the Company’s losses. As such, net loss for the period presented was not allocated to the Company’s participating securities.

The Company’s basic net loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive.

Segment Information

The Company currently operates in two reporting segments: Consumer & Research Services and Therapeutics. The Consumer & Research Services segment consists of revenue and expenses from PGS, as well as research services revenue and expenses from certain collaboration agreements (including the GSK Agreement). The Therapeutics segment consists of revenues from the out-licensing of intellectual property associated with identified drug targets and expenses related to drug candidates under clinical development. Substantially all of the Company’s revenues are derived from the Consumer & Research Services segment. See Note 2, “Summary of Significant Accounting Policies”, for additional information regarding revenue. There are no inter-segment sales.

Certain expenses such as Finance, Legal, Regulatory and Supplier Quality, and CEO Office are not reported as part of the reporting segments as reviewed by the CODM. These amounts are included in Unallocated Corporate in the reconciliations below. The chief operating decision-maker (“CODM”) is the Chief Executive Officer (“CEO”). The CODM evaluates the performance of each segment based on Adjusted EBITDA. Adjusted EBITDA is defined as net income before net interest expense (income), other expense (income), depreciation and amortization of fixed assets, amortization of internal use software, non-cash stock-based compensation expense, and expenses related to restructuring and other charges, if applicable for the period.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s revenue and Adjusted EBITDA by segment is as follows:

	Year Ended March 31,
	2021	2020	2019
	(in thousands)
Segment Revenue
Consumer & Research Services	$243,866	$299,907	$437,919
Therapeutics	54	5,556	2,981

Total revenue	$243,920	$305,463	$440,900

Segment Adjusted EBITDA
Consumer & Research Services Adjusted EBITDA	$12,796	$(65,845)	$(85,822)
Therapeutics Adjusted EBITDA	(58,734)	(52,883)	(31,776)
Unallocated Corporate	(30,587)	(28,460)	(23,793)

Total Adjusted EBITDA	$(76,525)	$(147,188)	$(141,391)

Reconciliation of net loss to Adjusted EBITDA
Net loss	$(183,619)	$(250,863)	$(183,533)
Adjustments:
Interest (income), net	(255)	(6,244)	(5,269)
Other (income) / expense, net	(1,322)	(1,340)	19
Depreciation and amortization	20,246	22,610	9,901
Stock-based compensation expense	88,425	43,957	37,491
Restructuring and other charges[1]	—	44,692	—

Total Adjusted EBITDA	$(76,525)	$(147,188)	$(141,391)

1)	For the year ended March 31, 2020, restructuring includes $0.9 million of stock-based compensation expense related to restructuring activities.

Customers accounting for 10% or more of segment revenues were as follows:

	Year Ended March 31,
	2021		2020		2019
	(in thousands, except percentages)
Consumer & Research Services Segment Revenue:
Customer C1	$51,786	21%	$76,087	25%	$107,318	25%

Customer B2	$39,917	16%	$23,768	8%	$6,533	1%

Therapeutics Segment Revenue:
Customer B2	$—	0%	$2,981	54%	$2,981	100%

Customer E2	$54	100%	$2,575	46%	$—	0%

1)	Customer C revenues are primarily in the United States.
2)	Customer B revenues are in the United Kingdom and Customer E is in a region other than the United States, United Kingdom or Canada.

Revenue by geographical region can be found in the revenue recognition disclosures in Note 2, “Summary of Significant Accounting Policies”. All of the Company’s property and equipment, net of depreciation and amortization, were located in the United States during the periods presented. The reporting segments do not present total assets as they are not reviewed by the CODM when evaluating their performance.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Related Parties

A party is considered to be related to the Company if the party, directly or indirectly, controls, is controlled by, or is under common control with the Company, including principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management, and other parties with which the Company may deal and can significantly influence the management or operating policies to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Recently Adopted Accounting Pronouncements

As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Liabilities, which primarily affects the accounting for equity investments, financial liabilities under the fair value option and the presentation and disclosure requirements for financial instruments. In addition, the FASB clarified guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The accounting for other financial instruments, such as loans, investments in debt securities and financial liabilities is largely unchanged. The Company adopted ASU 2016-01 as of April 1, 2019, and the adoption did not have a material impact on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force), which provides guidance on how certain cash receipts and outflows should be classified on entities’ statement of cash flows. The Company adopted ASU 2016-15 as of April 1, 2019, and the adoption did not have a material impact on its consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which provides guidance to evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. If substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single asset or a group of similar assets, the assets acquired (or disposed of) are not considered a business. The Company adopted ASU 2017-01 as of April 1, 2019 on a prospective basis, and the adoption did not have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 modifies the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent annual period presented in the initial fiscal year of adoption. The Company early adopted ASU 2018-13 as of April 1, 2019, and the adoption did not have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The new standard requires capitalized costs to be amortized on a straight-line basis generally over the term of the arrangement, and the financial statement presentation for these capitalized costs would be the same as that of the fees related to the hosting arrangements. The Company early adopted ASU 2018-15 as of April 1, 2020, and the adoption did not have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing a variety of exceptions within the framework of ASC 740. These exceptions include the exception to the incremental approach for intra-period tax allocation in the event of a loss from continuing operations and income or a gain from other items (such as other comprehensive income), and the exception to using general methodology for the interim period tax accounting for year-to-date losses that exceed anticipated losses. The Company early adopted ASU 2019-12 as of April 1, 2018, and the adoption did not have a material impact on its consolidated financial statements.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance will be effective for the Company beginning April 1, 2023, and interim periods therein. Early adoption is permitted. The Company is currently evaluating the effect that ASU 2016-13 will have on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU No. 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity, and clarifies the guidance on the computation of earnings per share for those financial instruments. The guidance will be effective for the Company beginning April 1, 2022, and interim periods therein. Early adoption is permitted for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company is currently evaluating the effect that ASU 2020-06 will have on its consolidated financial statements and related disclosures and does not believe the adoption will have a material impact.

3.	Collaborations

From time to time the Company enters into collaboration arrangements in which both parties are active participants in the arrangement and are exposed to the significant risks and rewards of the collaboration, in which case the collaboration is within the scope of ASC 808, Collaborative Arrangements (“ASC 808”). Within such collaborations, the Company determines if any obligations are an output of the Company’s ordinary activities in exchange for consideration, and if so, the Company applies ASC 606 to such activities.

For other payments received from the other party for other collaboration activities related to various development, launch and sales milestones of licensed products, or royalties related to net sales of licensed products, the Company analogizes to ASC 606.

Such payments will be recognized when the related activities occur as they are determined to relate predominantly to the license of intellectual property transferred to the other party and therefore have also been excluded from the transaction price allocated to the performance obligations determined under ASC 606. To date, no consideration in this regard has been received under the agreements discussed below.

GlaxoSmithKline Agreement

In July 2018, the Company and an affiliate of GlaxoSmithKline plc (“GSK”) entered into a collaboration agreement (the “GSK Agreement”) for research identification, development and commercialization of targets for therapeutic agents. The Company granted exclusivity, subject to certain exceptions, to GSK with respect to these activities. The term of the GSK Agreement is four years, and GSK has an option to extend the term for an additional year. The Company concluded that GSK is considered a customer. Therefore, the Company has applied the guidance in ASC 606 to account for and present consideration received from GSK related to research services provided by the Company. The Company’s activities under the GSK Agreement, which include reporting, drug target discovery, and joint steering committee participation, represent one combined performance obligation to deliver research services. In addition, the GSK Agreement, along with subsequent amendments, provided GSK the right to include certain identified pre-existing 23andMe programs in the collaboration at GSK’s election, each of which is considered distinct from the research services. The exercise price for the pre-existing program options varied to reflect the respective stage of development of each such program, with up to two such programs being offered for no additional charge. The two programs offered for no additional charge were material rights and therefore also identified as performance obligations within the arrangement.

Also in July 2018, GSK made an upfront equity investment in the Company to purchase 17,291,066 shares of the Company’s Series F-1 redeemable convertible preferred stock at $17.35 per share, resulting in $299.6 million of cash proceeds to the Company, net of $0.4 million in issuance costs. As the collaboration agreement and issuance of preferred stock were entered into concurrently, the Company has accounted for these as a single arrangement. Total cash proceeds to be received by the Company under the agreements of $400.0 million includes $300.0 million paid for the Series F-1 preferred stock at the date of issuance and four annual payments of $25.0 million each to be paid over the four-year term of the collaboration.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company allocated $272.7 million to the Series F-1 redeemable convertible preferred stock which represented its fair value on the date of issuance (see Note 2, “Summary of Significant Accounting Policies–Nonrecurring Fair Value Measurements”). The remaining $127.3 million was determined to be the initial transaction price allocated to the performance obligations within the GSK Agreement, including the ongoing services and certain options that were determined to represent material rights. As of March 31, 2021, the Company had received $75.0 million from GSK in annual payments. The remaining $25.0 million annual payment is due in July 2021.

Consideration allocated to each performance obligation is recognized as follows:

1.    Research services—over the four-year term as activities are performed utilizing an input-based method to measure progress, and

2.    Pre-existing program options—on the date the option is exercised.

In addition to cost-sharing during the performance of research services which is recorded within cost of revenue when incurred in the Consumer and Research Services segment, once drug targets have been identified for inclusion in the collaboration, the Company and GSK equally share in the costs of further research, development and commercialization of identified targets, subject to certain rights of either party to opt-out of funding at certain predetermined development milestones. These cost-sharing charges for costs incurred subsequent to the identification of drug targets have been included in research and development expense in the consolidated statements of operations during the period incurred. The Company may also share in the net profits or losses of products that are commercialized pursuant to the collaboration, or receive royalties on products which are successfully commercialized.

During the fiscal years ended March 31, 2021, 2020 and 2019, the Company recognized $39.9 million, $26.7 million and $9.5 million, respectively, of research services and therapeutics revenue related to the GSK Agreement. As of March 31, 2021 and 2020, the Company had current deferred revenue related to GSK of $30.1 million and $41.7 million, respectively. As of March 31, 2021, there was no noncurrent deferred revenue related to GSK. As of March 31, 2020, noncurrent deferred revenue related to GSK was $3.4 million. There was no receivable related to GSK as of March 31, 2021 and 2020. During the fiscal years ended March 31, 2021, 2020 and 2019, cost-sharing amounts incurred subsequent to the identification of targets, included in research and development expenses, were amounts payable to GSK of $18.7 million, $19.1 million and $6.3 million, respectively. During the fiscal years ended March 31, 2021, 2020 and 2019, cost-sharing amounts incurred prior to the identification of targets, included in cost of revenue, were amounts payable to / (received from) GSK of $(1.4) million, $1.0 million and $(0.2) million, respectively. As of March 31, 2021 and 2020, the Company had $11.5 million and $7.8 million, respectively, related to balances of amounts payable to GSK for reimbursement of shared costs included within accounts payable and accrued expenses and other current liabilities in the consolidated balance sheets.

Almirall Agreement

In December 2019, the Company entered into a collaboration agreement with Almirall, S.A. (“Almirall”) under which the Company granted an exclusive license to Almirall to develop and commercialize pharmaceutical products containing certain proprietary monoclonal antibodies or nucleic acids containing such antibodies (the “Almirall Agreement”). The Company provided initial access to Company-owned intellectual property, including a patent and know-how, and performs on-going research activities related to such intellectual property over the agreement term.

The Company determined that the transaction price under the collaboration arrangement was $2.7 million, consisting of a one-time payment of $2.5 million as of the agreement date and $0.2 million over the agreement term. Consideration allocated to each performance obligation is recognized as follows:

1.	Licensed intellectual property—upon transfer of such intellectual property, and

2.	Research related to licensed intellectual property—over the agreement term as research is performed utilizing an input-based method to measure progress.

During the fiscal year ended March 31, 2021, therapeutics revenue recognized related to Almirall was immaterial. During the fiscal year ended March 31, 2020, the Company recognized $2.6 million of therapeutics revenue related to Almirall.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	Balance Sheet Components

Property and Equipment, Net

Property and equipment, net consisted of the following:

	March 31, 2021	March 31, 2020
	(in thousands)
Computer and software	$13,252	$13,364
Laboratory equipment and software	48,636	49,367
Furniture and office equipment	8,803	8,868
Leasehold improvements	39,668	39,713
Capitalized asset retirement obligations	853	853

Property and equipment, gross	111,212	112,165

Less: accumulated depreciation and amortization	(50,328)	(34,283)

Property and equipment, net	$60,884	$77,882

Depreciation and amortization expense were $18.1 million, $22.2 million and $9.9 million for fiscal years ended March 31, 2021, 2020 and 2019, respectively.

Assets Held for Sale

The Company’s assets held for sale consisted of $2.9 million of lab equipment as of March 31, 2020, which was subsequently sold at the carrying value during the fiscal year ended March 31, 2021.

Asset Retirement Obligations

The Company has recorded AROs related to contractual obligations to return the Sunnyvale, California headquarters facility to its original condition at the end of the lease term. Obligations are reflected at the present value of their future cash flows. The asset retirement obligations are depreciated on a straight-line basis over the useful lives of the related assets. The liability amounts were based on future retirement cost estimates and incorporate many assumptions such as time to abandonment, technological changes, future inflation rates and the risk-adjusted discount rate.

The following table summarizes changes in the Company’s AROs:

	March 31, 2021	March 31, 2020
	(in thousands)
Balance, beginning of year	$1,078	$—
Accretion expense	87	41
Liabilities incurred	—	1,037

Balance, end of year	$1,165	$1,078

Internal-use Software, Net

	March 31, 2021	March 31, 2020
	(in thousands)
Capitalized internal-use software	$9,200	$5,839
Less: accumulated amortization	(2,311)	(422)

Internal-use software, net	$6,889	$5,417

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the fiscal years ended March 31, 2021 and 2020, amortization expense related to internal-use software was $2.0 million and $0.4 million, respectively, including approximately $0.3 million and $0.1 million, respectively, of stock-based compensation expense. Impairment to internal-use software was $0.5 million and $0.7 million for the fiscal years ended March 31, 2021 and 2020. There was no amortization or impairment for the fiscal year ended March 31, 2019.

Accrued Expense and Other Current Liabilities

Accrued expense and other current liabilities consisted of the following:

	March 31, 2021	March 31, 2020
	(in thousands)
Accrued payables	$19,869	$23,625
Accrued compensation and benefits	11,749	10,378
Accrued taxes and other	335	657

Total accrued expenses and other current liabilities	$31,953	$34,660

Other Liabilities

Other liabilities, noncurrent consisted of the following:

	March 31, 2021	March 31, 2020
	(in thousands)
Asset retirement obligations, noncurrent	$1,165	$1,078
Liabilities for early exercise of common stock options by related party	—	43,821

Total other liabilities, noncurrent	$1,165	$44,899

5.	Restructuring

In December 2019 and January 2020, the Company approved restructuring plans to achieve its strategic and financial objectives. Restructuring activities included a reduction in workforce, contract terminations related to certain retail and operating lease arrangements, resulting in impairment losses of operating lease ROU assets associated with disposition of the Phoenix, Arizona operating facility and square footage available for sublease at the Sunnyvale, California headquarters facility, as well as other exit or disposal costs. The Company recorded restructuring expenses of $44.7 million within restructuring and other charges in the consolidated statements of operations during the fiscal year ended March 31, 2020 primarily related to the Consumer & Research Services segment.

During the fiscal year ended March 31, 2020, the Company recorded employee severance and termination benefits expense of approximately $5.5 million within restructuring and other charges in the consolidated statements of operations, of which $0.9 million was non-cash stock-based compensation expense. The Company recorded these involuntary employee-related exit and disposal costs when there was a substantive plan for employee severance and related costs were probable and estimable.

The Company ceased use of its Phoenix, Arizona operating facility in January 2020 as part of the Company’s restructuring plan. Using the discounted cash flow method, the Company calculated the difference between the present value of the estimated future sublease rental income and the present value of remaining lease obligations, adjusted for the effects of any prepaid or deferred items. The key assumptions used in the Company’s discounted cash flow model included the amount and timing of sublease rental receipts and the discount rate. As a result, the Company recognized an impairment loss, which represented the remaining carrying value of the operating ROU asset as of March 31, 2020, of approximately $0.6 million, as well as an impairment loss of $13.0 million associated with property and equipment for this facility and an impairment loss of $0.7 million for capitalized internal use software. The Company also recorded a related liability of $3.0 million for the contractually obligated exit costs associated with this facility as of March 31, 2020. The Company utilized the terms and conditions of the assignment and assumption of lease agreement when evaluating the impairment of the operating lease ROU asset related to the operating lease for the fiscal year ended March 31, 2020. The Company recorded the expenses associated with the Phoenix, AZ facility disposition within restructuring and other charges in the consolidated statements of operations. In June 2020, the Company entered into an assignment and

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

assumption of lease agreement with a third-party assignee related to the facility space in Phoenix, Arizona. As part of this agreement, the third-party assignee agreed to assume from the Company all of the rights and remaining obligations under the operating lease, which the Company had previously entered into with the landlord in March 2019 and subsequently amended in June 2019.

In addition, as part of the restructuring plan, the Company made available a significant portion of its Sunnyvale, California headquarters facility for sublease. Using the discounted cash flow method, the Company calculated the difference between the present value of the estimated future sublease rental income and the present value of remaining lease obligations, adjusted for the effects of any prepaid or deferred items. As a result, the Company recognized an impairment loss of approximately $12.6 million to reduce the carrying value of the operating ROU asset to fair value, as well as an impairment loss of $7.0 million associated with property, equipment and capitalized asset retirement obligations for this facility within restructuring and other charges in the consolidated statements of operations in the fiscal year ended March 31, 2020.

As part of the restructuring activity, the Company also consolidated the sales channel network by terminating certain retail contracts. As a result, the Company recorded $0.8 million return-related fees and $1.5 million inventory write-off within restructuring and other charges in the consolidated statements of operations in the fiscal year ended March 31, 2020. Of the $0.8 million of return-related fees incurred during the fiscal year ended March 31, 2020, $0.1 million was paid or adjusted, resulting in an accrued balance of $0.7 million as of March 31, 2020. During the fiscal year ended March 31, 2021, an additional $0.2 million was paid or adjusted, resulting in an accrued balance of $0.5 million as of March 31, 2021. The Company also recorded a refund of the original purchase price related to the return of inventory held by retailers of $5.7 million, which reduced deferred revenue on the consolidated balance sheets as of March 31, 2020.

The following table shows the total amount incurred and accrued related to one-time employee termination benefits:

One-Time Employee Termination Benefits
(in thousands)
Accrued restructuring costs as of March 31, 2019	$—
Restructuring charges incurred during the period	4,633
Amounts paid during the period	(3,580)

Accrued restructuring costs as of March 31, 2020	1,053
Amounts paid during the period	(1,053)
Accrued restructuring costs as of March 31, 2021	$—

The Company does not expect to incur any further expenses in connection with this restructuring plan.

6.	Leases

The Company’s lease portfolio includes leased offices, dedicated lab facility and storage space, and dedicated data center facility space, with remaining contractual periods from 2.4 years to 10.3 years. For purposes of calculating lease liabilities, lease terms may include options to extend the lease when it is reasonably certain that the Company will exercise those options. In January 2021, the Company entered into an operating lease amendment to extend the lease term of the South San Francisco, CA lab facility, which resulted in $12.1 million of non-cancellable future minimum lease payments and a revised lease term through January 2025. For the Company’s headquarters’ facility in Sunnyvale, CA, there is an option to extend the lease for a period of 7 years. The Company is not reasonably certain that it will exercise this option and therefore it is not included for in its rights of use assets and lease liabilities as of March 31, 2021.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of lease cost for operating leases for the fiscal years ended March 31, 2021, 2020 and 2019 was as follows:

	Year Ended March 31,
	2021	2020	2019
	(in thousands)
Operating lease cost, net[1]	$13,614	$10,999	$10,484
Variable lease cost	5,809	4,705	2,506

Total lease cost	$19,423	$15,704	$12,990

1)	For the year ended March 31, 2020, included in operating lease cost is a $4.9 million reduction to lease cost related to a lease termination.

Variable lease cost includes property tax, insurance, common area maintenance, and utilities. The following is supplemental balance sheet information as of March 31, 2021 and 2020:

	March 31, 2021	March 31, 2020
	(in thousands)
Reported as:
Assets:
Operating lease right-of-use assets	$63,122	$60,608

Liabilities:
Operating lease liabilities	6,140	7,613
Operating lease liabilities, noncurrent	87,582	82,709

Total operating lease liabilities[1]	$93,722	$90,322

1)	The termination of the operating lease for the Company’s former headquarters facility located in Mountain View, CA occurred during the year ended March 31, 2020.

Weighted average remaining lease term and discount rate for the Company’s operating leases was as follows:

	Year Ended March 31,
	2021	2020	2019
Weighted-average remaining lease term (in years)	9.2	10.5	10.2
Weighted-average discount rate	7%	8%	7%

Supplemental cash flow information related to operating leases for the fiscal years ended March 31, 2021, 2020 and 2019 was as follows:

	Year Ended March 31,
	2021	2020	2019
	(in thousands)
Cash paid for amounts included in the measurement of operating lease liabilities:
Operating cash flows used in operating leases	$(14,067)	$(12,520)	$(8,547)
Landlord contributions included in the measurement of operating lease ROU assets:
Operating cash flows provided by operating leases	$3,733	$9,940	$—
Supplemental disclosure of non-cash operating lease activities:
Operating lease ROU assets obtained in exchange for new operating lease liabilities	$12,803	$4,769	$82,348

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2021, the future minimum lease payments included in the measurement of the Company’s operating lease liabilities are as follows:

March 31, 2021
(in thousands)
Year Ending March 31,
2022	$12,567
2023	15,091
2024	15,106
2025	14,350
2026	10,996
Thereafter	64,421

Total future operating lease payments	132,531
Less: imputed interest	38,809

Total operating lease liabilities	$93,722

7.	Commitments and Contingencies

Non-cancelable Purchase Obligations

In January 2019, the Company entered into an amendment to an existing contract with its third-party laboratory service provider for customer sample processing, which included minimum annual sample volumes. The Company was required to pay such processing fees for these minimum annual sample volumes, even if there was a shortfall in actual samples received. In May 2020, the Company entered into an amendment with this third-party provider which eliminated the requirement of minimum annual sample volumes beginning January 1, 2021.

In the normal course of business, the Company enters into non-cancelable purchase commitments with various parties for purchases. As of March 31, 2021, the Company had outstanding non-cancelable purchase obligations with a term of 12 months or longer as follows:

March 31, 2021
(in thousands)
Year Ending March 31,
2022	$13,968
2023	15,096
2024	15,187
2025	13,275
2026	9,812

Total	$67,338

The amounts purchased under the non-cancelable purchase obligations were $20.6 million, $32.4 million and $49.8 million for the fiscal years ended March 31, 2021, 2020 and 2019, respectively.

Legal Matters

The Company is subject to certain routine legal and regulatory proceedings, as well as demands and claims that arise in the normal course of business. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but will only be recorded when one or more future events occur or fail to occur. The Company’s management assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against and by the Company or unasserted claims that may result in such proceedings, the Company’s management evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

possible loss if determinable and material, would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed. Legal fees related to potential loss contingencies are expensed as incurred.

On December 10, 2019, Celmatix Inc. (“Celmatix”) filed a lawsuit in the Supreme Court of the State of New York against the Company (Index No. 657329/2019) asserting claims against the Company for breach of contract and implied covenant of good faith and fair dealing, and tortious interference with contract and prospective economic advantage, alleging damages that, according to the compliant, plaintiff “believed to be in excess of $100 million.” On February 14, 2020, the Company filed its answer and counterclaims against Celmatix for breach of contract. The Company believes that the claims are without merit and is vigorously defending against the claims and pursuing its counterclaims. The Company is unable to conclude at this time whether any potential loss is probable with respect to any of the claims, and, as the litigation remains in an early stage, cannot estimate any reasonably possible loss or range of loss that may potentially result if the plaintiff ultimately were to prevail with respect to any of the claims that have been asserted.

Indemnification

The Company enters into indemnification provisions under agreements with other companies in the ordinary course of business, including, but not limited to, collaborators, landlords, vendors and contractors. Pursuant to these arrangements, the Company agrees to indemnify, defend, and hold harmless, the indemnified party for certain losses suffered or incurred by the indemnified party as a result of the Company’s activities. The maximum potential amount of future payments the Company could be required to make under these agreements is not determinable. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the fair value of these agreements is not material. The Company maintains insurance, including commercial general liability insurance and product liability insurance to offset certain potential liabilities under these indemnification provisions. In addition, the Company indemnifies its officers, directors and certain key employees while they are serving in good faith in their respective capacities. To date, there have been no claims under these indemnification provisions.

8.	Redeemable Convertible Preferred Stock

In July 2018, the Company issued 17,291,066 shares of Series F-1 redeemable convertible preferred stock to GSK at a purchase price of $17.35 per share, for an aggregate purchase price of $299.6 million, net of $0.4 million in issuance costs. See Note 3, “Collaborations”, for more details.

In December 2020, the Company’s issued 4,755,037 additional shares of series F-1 redeemable convertible preferred stock at a purchase price of $17.35 per share, for an aggregate purchase price of $82.3 million, net of $0.2 million in issuance costs, to certain existing and new investors, on substantially the same terms, and at the same price per share, applicable to the initial Series F-1 issuance.

Redeemable convertible preferred stock consisted of the following:

	March 31, 2021
	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Aggregate Liquidation Preference
	(in thousands, except share data)
Series A	7,119,936	7,119,936	$8,815	$8,953
Series B	9,048,560	9,048,560	27,643	27,779
Series C	9,898,011	9,898,011	30,961	31,179
Series D	14,435,636	14,435,636	58,274	58,450
Series E	10,644,057	10,644,057	114,936	115,246
Series F	18,006,075	18,006,075	242,168	250,000
Series F-1	22,190,201	22,046,103	354,554	382,500

Total redeemable convertible preferred stock	91,342,476	91,198,378	$837,351	$874,107

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	March 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Aggregate Liquidation Preference
	(in thousands, except share data)
Series A	7,119,936	7,119,936	$8,815	$8,953
Series B	9,048,560	9,048,560	27,643	27,779
Series C	9,898,011	9,898,011	30,961	31,179
Series D	14,435,636	14,435,636	58,274	58,450
Series E	10,644,057	10,644,057	114,936	115,246
Series F	18,006,075	18,006,075	242,168	250,000
Series F-1	17,291,066	17,291,066	272,286	300,000

Total redeemable convertible preferred stock	86,443,341	86,443,341	$755,083	$791,607

The holders of the redeemable convertible preferred stock have the following rights, preferences and privileges:

Dividend Rights—Holders of the redeemable convertible preferred stock are entitled to receive non-cumulative cash dividends at a rate of $0.07545, $0.1842, $0.189, $0.2429, $0.64964, $0.83305, and $1.041 per share per annum for the Series A, Series B, Series C, Series D, Series E, Series F and Series F-1 redeemable convertible preferred stock, respectively, if and when such dividends are declared by the Board of Directors. No dividends will be paid to holders of common stock until the aforementioned dividends on redeemable convertible preferred stock have been paid or set aside for payment. Such dividends are payable when, as, and if declared by the Board of Directors. To date, no dividends have been declared.

Conversion Rights—At any time following the date of issuance, each share of preferred stock is convertible, at the option of its holder, into the number of shares of Class B common stock, calculated by dividing the applicable original issue price per share of each series by the applicable conversion price per share of such series. The initial conversion price for Series A, Series B, Series C, Series D, Series E, Series F, and Series F-1 redeemable convertible preferred stock are $1.2575, $3.07, $3.15, $4.0490, $10.827271, $13.8842, and $17.35, respectively. As of March 31, 2021, each outstanding share of Series A, Series B, Series C, Series D, Series E, Series F, and Series F-1 redeemable convertible preferred stock is convertible into one share of Class B Common Stock. The conversion price may be adjusted from time to time based on certain events such as share splits, subdivisions, reclassification, dividends or distributions, exchanges, or in connection with anti-dilution on a broad-based weighted-average basis. The redeemable convertible preferred stock is subject to mandatory conversion upon (i) the affirmative vote of the holders of at least 60% of the redeemable convertible preferred stock then issued, and at least 60% of the Series E redeemable convertible preferred stock then issued, and at least 60% of the Series F and Series F-1 redeemable convertible preferred stock (voting as a single series) then issued or (ii) immediately prior to the closing of an underwritten public offering of the Company’s common stock on the New York Stock Exchange or the Nasdaq Stock Market with aggregate gross proceeds of not less than $50.0 million.

Liquidation Preference—In the event of any liquidation, dissolution, or winding up of the Company, either voluntarily or involuntarily, the holders of the Series F-1 redeemable convertible preferred stock shall first be paid an amount per share equal to $3.4658 per share (“Series F-1 Incremental Preference”) prior to any distributions to Series F redeemable convertible preferred stock. Thereafter, the holders of Series F-1 redeemable convertible preferred stock then outstanding and the holders of the Series F redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the available funds and assets of the Company to the holders of shares of Series A, Series B, Series C, Series D, and Series E redeemable convertible preferred stock and Class A common stock, Class B common stock, and Class C common stock, an amount per share equal to (i) the original issue price less the Series F-1 Incremental Preference or (ii) the original issue price of the Series F redeemable convertible preferred stock, plus all declared but unpaid dividends thereon, if any, for each outstanding stock of Series F redeemable convertible preferred stock (as adjusted for stock splits, stock dividends, combinations, or other recapitalizations). If upon the liquidation, dissolution, or winding up of the Company, the available funds and assets of the Company for distribution are insufficient to permit the payment to holders of the Series F-1 and Series F redeemable convertible preferred stock their full preferential amounts, then the entire remaining available funds and assets of the Company shall be distributed pro rata among the holders of the Series F-1 and Series F redeemable convertible preferred stock.

After distribution to the holders of the Series F-1 and Series F redeemable convertible preferred stock, the holders of the Series E redeemable convertible preferred stock shall be paid, out of the available funds and assets of the Company, an amount per share equal to the original issue price of the Series E redeemable convertible preferred stock in a similar manner as the Series F redeemable convertible preferred stock. After distribution to the holders of the Series E redeemable convertible preferred stock, the holders of the Series D redeemable convertible preferred stock shall be paid, out of the

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

available funds and assets of the Company, an amount per share equal to the original issue price of the Series D redeemable convertible preferred stock in a similar manner as the Series E redeemable convertible preferred stock. After distribution to the holders of the Series D redeemable convertible preferred stock, the holders of the Series C redeemable convertible preferred stock shall be paid, out of the available funds and assets of the Company, an amount per share equal to the original issue price of the Series C redeemable convertible preferred stock in a similar manner as the Series D and Series E redeemable convertible preferred stock. After distribution to the holders of the Series C redeemable convertible preferred stock, the holders of the Series B redeemable convertible preferred stock shall be paid, out of the available funds and assets of the Company, an amount per share equal to the original issue price of the Series B redeemable convertible preferred stock in a similar manner as the Series C, Series D, and Series E redeemable convertible preferred stock. After distribution to the holders of the Series B redeemable convertible preferred stock, the holders of the Series A redeemable convertible preferred stock shall be paid, out of the available funds and assets of the Company, an amount per share equal to the original issue price of the Series A redeemable convertible preferred stock in a similar manner as the Series B, Series C, Series D, and Series E redeemable convertible preferred stock. After distribution to the holders of redeemable convertible preferred stock, all remaining available funds and assets of the Company shall be distributed pro rata among the holders of the then-outstanding Class A common stock, Class B common stock, and Class C common stock.

Voting Rights—Except as required by applicable law, each share of redeemable convertible preferred stock shall be entitled to ten (10) votes for each whole share of Class B Common Stock into which such shares of redeemable convertible preferred stock could be converted at the record date.

The holders of the then outstanding Series A, Series B, Series C, Series D, Series E, Series F, and Series F-1 redeemable convertible preferred stock, voting as a single class and on an as-converted to Class B common stock basis, shall be entitled to elect two directors of the Board of Directors. The holders of the then outstanding Class A and Class B common stock, voting as a single class, shall be entitled to elect two members of the Board of Directors. The holders of the then outstanding Class A and B common stock and the holders of the then outstanding Series A, Series B, Series C, Series D, Series E, Series F, and Series F-1 redeemable convertible preferred stock, voting together as a single class, and in the case of the redeemable convertible preferred stock on an as-converted to Class B common stock basis, shall be entitled to elect the remaining number of members of the Board of Directors. Pursuant to a voting agreement among certain holders of the outstanding Series A, Series B, Series C, Series D, Series E, Series F, and Series F-1 redeemable convertible preferred stock and certain holders of the Company’s Class B Common Stock, the size of the Board of Directors was set at five members, two of whom were designated pursuant to such voting agreement by the holders of the outstanding Preferred Stock, two of whom were designated by the holders of the outstanding Common Stock, and one of whom was designated by the holders of all such shares voting as a single class. The voting agreement was revised in December 2020 to increase the size of the Board of Directors to seven.

Redemption—The redeemable convertible preferred stock does not contain any specified redemption features. The liquidation preferences are deemed to be contingent redemption features exercisable upon certain deemed liquidation events such as a merger in which the stockholders of the Company immediately prior to the consummation of such transaction no longer control the Company upon such consummation, or a sale of substantially all of the assets of the Company. The redeemable convertible preferred stock is not mandatorily redeemable, however since a deemed liquidation event would constitute a redemption event outside of the Company’s control, all shares of redeemable convertible preferred stock have been presented outside of permanent equity in mezzanine equity on the consolidated balance sheets.

Any redemption of the Company’s redeemable convertible preferred stock is contingent upon a deemed liquidation event which involves a change in control and which results in proceeds insufficient to satisfy all applicable liquidation preferences and to provide any remaining proceeds available for distribution to holders of the Company’s common stock. The deemed liquidation event is not probable as of the balance sheet dates presented, and as such the Company has not adjusted the carrying value of the redeemable convertible preferred stock to its redemption value as of the balance sheet dates presented. The Company will adjust the carrying value of the redeemable convertible preferred stock to its redemption value if redemption becomes probable in the future.

All outstanding shares of 23andMe, Inc. redeemable convertible preferred stock were converted into Class B Common Stock of 23andMe Inc. and exchanged, pursuant to the merger exchange ratio, for shares of Class B Common Stock of New 23andMe upon the closing of the Merger, and all agreements among the holders of the 23andMe, Inc. redeemable convertible preferred stock, the holders of common stock and 23andMe, Inc. were terminated upon such closing (see Note 15, “Subsequent Events” for more details related to the “Merger Agreement”).

9.    Common Stock

The Company authorized three classes of common stock: Class A common stock, Class B common stock and Class C common stock (collectively, the “common stock”). Each holder of shares of Class A Common Stock is entitled to

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

one vote for each share thereof held. Each holder of shares of Class B Common Stock is entitled to ten votes for each share thereof held. Class C Common Stock is non-voting. Holders of common stock are entitled to receive any dividends if and when such dividends are declared by the Board of Directors. Common stock is subordinate to the redeemable convertible preferred stock with respect to dividend rights and rights upon certain deemed liquidation events. Common stock is not redeemable at the option of the holder or by the Company.

In the event of any sale, assignment, gift or other transfer or disposition, each share of Class B Common Stock shall automatically be converted into one share of Class A Common Stock, subject to certain specified exceptions set forth in the certificate of incorporation.

The table below shows the changes in each class of common stock shares issued and outstanding as of the dates indicated:

	Year Ended March 31,
	2021	2020	2019
Class A shares
Beginning balance	8,158,861	6,735,372	4,191,743
Shares issued from option exercise	4,740	—	—
Converted from Class B shares[1]	866,827	1,423,489	2,543,629

Ending balance	9,030,428	8,158,861	6,735,372

Class B shares
Beginning balance	36,159,437	35,188,144	28,819,601
Shares issued from option exercise	9,969,102	2,394,782	8,912,172
Converted to Class A shares[1]	(866,827)	(1,423,489)	(2,543,629)

Ending balance	45,261,712	36,159,437	35,188,144

1)

The conversion of Class B Common Stock to Class A Common Stock during all periods presented was due to the sale of Class B Common Stock in secondary sale transactions. In such transactions, each share of Class B Common Stock was automatically converted into one share of Class A Common Stock.

The Company has the following shares of common stock reserved for future issuance, on an as-if converted basis as of the dates indicated:

	March 31,
	2021	2020	2019
Conversion of redeemable convertible preferred stock	91,198,378	86,443,341	86,443,341
Outstanding stock options	29,375,026	29,817,566	28,067,150
Remaining shares available for future issuance under Equity Incentive Plan	1,023,408	3,954,710	8,099,908

Total shares of common stock reserved	121,596,812	120,215,617	122,610,399

10.    Equity Incentive Plan

In 2006, the Company established its 2006 Equity Incentive Plan, as amended (“the Plan”), which provides for the grant of stock options and restricted stock to employees, directors, officers and consultants of the Company. The Plan allows for time-based or performance-based vesting for the awards. The Plan has been amended and restated at various times since its adoption. As of March 31, 2021, there have been no performance-based awards granted under the Plan.

Options under the Plan have a contractual life of up to ten years. The exercise price of a stock option shall not be less than 100% of the estimated fair value of the shares on the date of grant, as determined by the Board of Directors. For Incentive Stock Options (“ISO”) as defined in the Internal Revenue Code of 1986 (“the Code”), the exercise price of an

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ISO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the underlying stock on the date of grant as determined by the Board of Directors. The Company’s options generally vest over four years. Under the Plan, stock option awards entitle the holder to receive one share of common stock for every option exercised.

In the event of a change in control and a resulting qualifying termination within twelve months following the closing, certain executive participants have acceleration clauses in which 50%-100% of the participant’s then unvested shares will be deemed to have vested, if the participant executes a complete release of all claims he or she may have against the company and meets certain other requirements. A change in control is defined as a (i) consolidation, reorganization or merger of the Company with or into any other entity or entities in which the holders of the Company’s outstanding shares immediately before such consolidation, reorganization or merger do not, immediately after such consolidation, reorganization or merger, retain stock or other ownership interests representing a majority of the voting power of the surviving entity or entities as a result of their shareholdings in the Company immediately before such consolidation, reorganization or merger; or (ii) a sale of all or substantially all of the Company’s assets. A “qualifying termination” is defined as an involuntary termination of service for reasons other than “cause”, death, permanent disability or “good reason”. Both “cause” and “good reason” are defined in the Plan or applicable grant agreement.

As of March 31, 2021 and 2020, the Company’s Board of Directors had authorized 66,948,537 and 60,348,537 shares of common stock to be reserved for grant of awards under the Plan, respectively.

Stock Option Activity

Stock option activity and activity regarding shares available for grant under the Plan is as follows:

	Options Outstanding
	Shares Available for Grant	Outstanding Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
	(in thousands, except share, years, and per share data)
Balance as of April 1, 2018	8,876,172	24,203,058	$5.05	8.0	$134,591
Shares authorized	12,000,000	—
Granted	(14,265,875)	14,265,875	11.11
Exercised	—	(8,912,172)	8.11		29,900
Cancelled/Forfeited/Expired	1,489,611	(1,489,611)	8.80

Balance as of March 31, 2019	8,099,908	28,067,150	$6.97	7.8	$128,583
Granted	(7,061,920)	7,061,920	11.55
Exercised	—	(2,394,782)	3.65		18,967
Cancelled/Forfeited/Expired	2,916,722	(2,916,722)	10.30

Balance as of March 31, 2020	3,954,710	29,817,566	$7.99	7.5	$106,688
Shares authorized	6,600,000	—
Granted	(11,957,813)	11,957,813	11.57
Exercised	—	(9,973,842)	7.65		47,571
Cancelled/Forfeited/Expired	2,426,511	(2,426,511)	10.29

Balance as of March 31, 2021	1,023,408	29,375,026	$9.37	7.1	$403,498

Vested and exercisable as of March 31, 2021		16,164,320	$7.77	5.8	$248,018

The weighted-average grant date fair value of options granted during the fiscal years ended March 31, 2021, 2020 and 2019 was $6.92, $6.25 and $6.06, respectively. As of March 31, 2021, unrecognized stock-based compensation cost related to unvested stock options was $83.8 million, which is expected to be recognized over a weighted-average period of 2.7 years.

The Company estimated the fair value of options granted using the Black-Scholes option-pricing model. The fair value of stock options is being amortized on a straight-line basis over the requisite service period of the awards.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Black-Scholes assumptions used to value stock options at the grant dates are as follows:

	Year Ended March 31,
	2021		2020		2019
	Min	Max	Min	Max	Min	Max
Expected term (years)	4.0	6.1	5.0	6.1	5.0	6.3
Expected volatility	61%	68%	53%	62%	52%	54%

Risk-free interest rate	0.2%	0.5%	0.6%	2.2%	2.5%	3.1%

Expected dividend yield	0%	0%	0%	0%	0%	0%

These assumptions and estimates were determined as follows:

•

Fair Value of Common Stock—As the Company’s common stock was not publicly traded during the years ended March 31, 2021, 2020, and 2019, the fair value was determined by the Company’s Board of Directors, with input from management and contemporaneous valuation reports prepared by third-party valuation specialists. The valuations of the Company’s common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Objective and subjective factors were used to determine the fair value of the common stock as of the date of each option grant including, but not limited to, (i) the Company’s capital resources and financial condition; (ii) the rights and preferences held by the holders of the Company’s preferred stock relative to those of the holders of the Company’ common stock; (iii) the likelihood of achieving a liquidity event, such as an initial public offering; (iv) operational and financial performance and condition; (v) valuations of comparable companies; (vi) the status of the Company’s development, product introduction, and sales efforts; (vii) the lack of marketability of the common stock; and (viii) industry information. The enterprise value was determined using both the income approach and market approach. The income approach estimated value based on the expectation of future cash flows. These future cash flows are discounted to their present values using a discount rate and is risk-adjusted to reflect the risks inherent in the Company’s cash flows. The market approach estimated value based on a comparison to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple was then applied to the Company’s financial results to estimate the enterprise value. The resulting enterprise value was then allocated to each share class using a probability-weighted expected return method to allocate value among the various share classes and a discount for lack of marketability was applied to arrive at the fair value of the common stock on a non-marketable basis. In addition, consideration was given to recent secondary transaction activity involving the purchase or sale of shares of common stock.

•

Expected Term—Expected term represents the period that options are expected to be outstanding. For option grants that are considered to be “plain vanilla,” the Company determined the expected term using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.

•

Expected Volatility—The expected volatility was based on the historical stock volatilities of several of the Company’s publicly listed comparable companies over a period equal to the expected terms of the options, as the Company does not have any trading history to use the volatility of its own common stock.

•

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes, with maturities approximately equal to the option’s expected term.

•	Expected Dividend Yield—The Company has never paid dividends and does not presently plan to pay dividends in the foreseeable future. As a result, an expected dividend yield of zero percent was used.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation

The total share-based compensation expense related to stock options by line item in the accompanying consolidated statements of operations is summarized as follows:

	Year Ended March 31,
	2021	2020	2019
	(in thousands)
Cost of revenue	$858	$733	$740
Research and development	21,771	16,524	13,789
Sales and marketing	4,081	3,988	3,616
General and administrative	59,986	18,932	12,154
Restructuring and other charges	—	881	—

Total stock-based compensation expense	$86,696	$41,058	$30,299

Early Exercise of Common Stock Options and Significant Modification

The Plan allows for option awards that include the right to early exercise options for shares of common stock. In the grants to the CEO (who is a related party), the Company’s Board of Directors authorized the CEO to exercise unvested options to purchase shares of common stock. Under the terms of the Plan, any shares received from such early exercises are subject to repurchase, at the option of the Company, at the original issuance price in the event of the CEO’s termination of service as a Service Provider (as defined in the Plan) for any reason, until the options would have been fully vested. In August 2020, the CEO was granted options for 3,000,000 shares, which were eligible for early exercise. In September 2020, the CEO exercised all 3,000,000 unvested stock options. The cash proceeds received for such exercise were $34.7 million. In February 2021, the CEO exercised an option for 4,808,423 shares of Class B Common Stock for a cash purchase price of $32.6 million. During the fiscal years ended March 31, 2021, 2020 and 2019, the CEO exercised 4,843,229, 0 and 5,777,084 unvested stock options early, respectively. The cash proceeds received for unvested options exercised by the CEO, during the fiscal years ended March 31, 2021, 2020 and 2019 were $47.2 million, $0 and $66.4 million, respectively.

In February 2021, the Board of Directors modified option awards granted to the CEO, which accelerated the vesting of all 7,111,979 unvested common shares previously purchased by the CEO. Stock-based compensation expense of $40.4 million was recorded to General and Administrative expenses which represented the recognition of the remaining unrecognized compensation expense associated with these grants as of the date of modification. As a result of the Board-approved accelerated vesting of these early exercised unvested shares, there were no early exercise liabilities as of March 31, 2021.

As of March 31, 2021, there was no common stock subject to repurchase. As of March 31, 2020, 3,810,417 shares of Class B common stock were subject to repurchase, at a weighted average repurchase price of $11.50 per share.

Secondary Sale Transactions

During the fiscal years ended March 31, 2021, 2020 and 2019, certain current and former employees sold shares of common stock to certain existing shareholders at a sales price that was above the then-current fair value. Since the purchasing parties are entities affiliated with a holder of economic interest in the Company and acquired the shares from current and former employees at a price in excess of fair value of such shares, the amount paid in excess of the fair value of common stock at the time of the secondary sales was recorded as compensation expense.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Total stock-based compensation expense related to the secondary sale transactions by line item included in the consolidated statements of operations for the fiscal years ended March 31, 2021, 2020 and 2019 is summarized as follows:

	Year Ended March 31,
	2021	2020	2019
	(in thousands)
Cost of revenue	$2	$15	$4
Research and development	48	2,510	2,282
Sales and marketing	9	360	702
General and administrative	1,670	895	4,204

Total stock-based compensation expense	$1,729	$3,780	$7,192

11.	Income Taxes

The components of the Company’s loss before provision for (benefit from) income taxes for the fiscal years ended March 31, 2021, 2020 and 2019 were as follows:

	Year Ended March 31,
	2021	2020	2019
	(in thousands)
Domestic	$(183,619)	$(250,863)	$(183,533)

Loss before provision for (benefit from) income taxes	$(183,619)	$(250,863)	$(183,533)

There has historically been no federal or state provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. For the fiscal years ended March 31, 2021, 2020 and 2019, the Company recognized no provision related to income taxes.

The differences between the statutory tax rate and the Company’s effective tax rate, expressed as a percentage of loss before provision for (benefit from) income taxes, for the fiscal years ended March 31, 2021, 2020 and 2019 were as follows:

	Year Ended March 31,
	2021	2020	2019
Statutory federal tax expense rate	21%	21%	21%

State taxes, net of federal benefit	0	0	0
Non-deductible stock-based compensation	(7)	(2)	(2)
Change in valuation allowance	(14)	(19)	(19)
Other	0	0	(0)

Effective tax rate	0%	0%	0%

The primary difference between the corporate statutory rate and the Company’s effective tax rate of zero relates to the non-deductible stock-based compensation and the change in valuation allowance.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes result from differences in the recognition of revenue and expenses for tax and financial reporting purposes, as well as operating loss and tax credit carryforwards. The components of net deferred tax assets, as of March 31, 2021 and 2020 consisted of:

	March 31, 2021	March 31, 2020
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$181,020	$165,161
Accruals and reserves	3,591	4,596
Stock-based compensation	6,291	6,552
Deferred revenue	17,785	5,152
Operating lease liabilities	23,393	23,160
Intangibles	355	75
Other	391	390

Gross deferred tax assets	232,826	205,086
Valuation allowance	(213,267)	(185,249)

Total deferred tax assets	19,559	19,837

Deferred tax liabilities:
Prepaid expenses	(841)	(885)
Operating lease right-of-use assets	(15,755)	(15,541)
Property and equipment	(2,963)	(3,411)

Gross deferred tax liabilities	(19,559)	(19,837)

Net deferred taxes	$—	$—

As of March 31, 2021 and 2020, the Company had $733.3 million of federal and $410.5 million state net operating loss carryforwards and $665.1 million of federal and $381.7 million state net operating loss carryforwards, respectively, available to reduce future taxable income, which will begin to expire in 2026 for federal and state tax purposes. As a result of the Tax Cuts and Jobs Act, net operating losses generated after December 31, 2017 have an indefinite life and losses are limited to 80% of taxable income. Included in the $733.3 million carryover losses is $385.7 million of net operating losses with an indefinite life. The Company does not have any federal and state research and development tax credit carryforwards. The change in the valuation allowance in the current year was an increase of $28 million primarily related to the increase of current year losses.

The Tax Reform Act of 1986 and similar California legislation impose substantial limitations on the utilization of net operating loss and tax credit carryforwards, if there is a change in ownership as provided by Section 382 of the Internal Revenue Code and similar state provisions. Such a limitation could result in the expiration of the net operating loss carryforwards and tax credits before utilization. The Company performed a study for the period through March 31, 2021 and determined that no ownership change exceeding 50 percentage points had occurred. The Company’s ability to use net operating loss carryforwards to reduce future taxable income and liabilities may be subject to annual limitations as a result of ownership changes in subsequent years.

Significant management judgment is required in determining the provision for income taxes and, in particular, any valuation allowance recorded against the Company’s deferred tax assets. The Company determined that, due to the Company’s cumulative tax loss history and the difficulty in forecasting the timing of future revenue, it was necessary to maintain a valuation allowance under ASC 740 to the full amount of the deferred tax asset. The Company determined that it was not more-likely-than-not that the deferred tax asset would be utilized.

The Company complies with ASC 740-10, Accounting for Uncertainty in Income Taxes, which prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statement of any uncertain tax positions that have been taken or expected to be taken on a tax return. This pronouncement sets a “more likely than not” criterion for recognizing the tax benefit of uncertain tax positions. The Company does not anticipate any significant changes to unrecognized tax benefits in the next 12 months. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the beginning and ending balance of unrecognized tax benefits is summarized as follows:

Unrecognized Tax Benefits
(in thousands)
Balance as of March 31, 2018	$234
Decreases in unrecognized tax benefits related to prior year tax positions	—
Increases in unrecognized tax benefits related to current year tax positions	48

Balance as of March 31, 2019	282

Decreases in unrecognized tax benefits related to prior year tax positions	—
Increases in unrecognized tax benefits related to current year tax positions	17

Balance as of March 31, 2020	299

Decreases in unrecognized tax benefits related to prior year tax positions	(299)
Increases in unrecognized tax benefits related to current year tax positions	—

Balance as of March 31, 2021	$—

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. During the fiscal years ended March 31, 2021, 2020 and 2019, the Company recognized no interest and penalties associated with the unrecognized tax benefits. There are no tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date. If recognized, $0 would affect the Company’s effective tax rate due to its valuation allowance.

The Company files federal, California, and various state income tax returns. Due to the Company’s net operating loss carryforward since inception, all tax years are open for examination.

12.	Net Loss Per Share Attributable to Common Stockholders

The net loss attributable to common stockholders is allocated based on the contractual participation rights of the Class A and Class B common stock. As the liquidation and dividend rights of the Class A and Class B common stock are identical, the net loss attributable to common stockholders is allocated on a proportionate basis, and the resulting net loss per share is identical for Class A and Class B common stock under the two class method.

The diluted net loss per share attributable to common stockholders is calculated by giving effect to all potentially dilutive common stock equivalents during the period. The Company’s redeemable convertible preferred stock, stock options and early exercised stock options are considered to be potential common stock equivalents, but have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is antidilutive.

Net loss attributable to common stockholders is equivalent to net loss for all periods presented.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders for the periods presented:

	Year Ended March 31,
	2021		2020		2019
	Class A	Class B	Class A	Class B	Class A	Class B
	(in thousands, except share and per share data)
Numerator:

Net loss attributable to common stockholders	$(37,070)	$(146,549)	$(49,094)	$(201,769)	$(28,592)	$(154,941)

Denominator:

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	8,771,824	34,678,002	7,525,465	30,928,302	5,371,951	29,110,507

Net loss per share attributable to common stockholders, basic and diluted	$(4.23)	$(4.23)	$(6.52)	$(6.52)	$(5.32)	$(5.32)

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive are as follows:

	Year Ended March 31,
	2021		2020		2019
	Class A	Class B	Class A	Class B	Class A	Class B
Conversion of redeemable convertible preferred stock	—	91,198,378	—	86,443,341	—	86,443,341
Outstanding stock options	7,898,294	21,476,732	—	29,817,566	—	28,067,150

Issuance of common stock upon early exercise of options (unvested)	—	—	—	3,810,417	—	5,285,417

Total	7,898,294	112,675,110	—	120,071,324	—	119,795,908

13.	Employee Benefit Plan

The Company has a defined contribution plan in the U.S. intended to qualify under Section 401 of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Participants may contribute up to 75% of their salary up to the statutory prescribed annual limit. During the first nine months of fiscal year 2020 and the twelve months of fiscal year 2019, the Company made matching contributions of $75 per paycheck on a bi-monthly cycle for eligible employees. Beginning January 2020, the Company increased the matching contribution to $95.84 per paycheck on a bi-monthly cycle, for eligible employees, for a maximum contribution of $2,300 per calendar year. During the fiscal years ended March 31, 2021, 2020 and 2019, the Company recognized expenses related to the 401(k) Plan of $1.5 million, $1.7 million and $0.8 million, respectively.

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.	Related Party Transactions

The CEO exercised unvested options to purchase shares of common stock. In February 2021, the Board of Directors accelerated the vesting of all 7,111,979 unvested shares previously purchased by the CEO, which resulted in stock-based compensation expense of $40.4 million related to recognition of the remaining compensation expense associated with these grants. For further information, see Note 10, “Equity Incentive Plan”.

As described in Note 3, “Collaborations”, in July 2018, the Company and GSK entered into a collaboration agreement. At that time, GSK also purchased 17,291,066 shares of the Company’s Series F-1 redeemable convertible preferred stock, which resulted in GSK having a greater than 10% voting interest in the Company as of March 31, 2021, 2020 and 2019.

15.	Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through June 21, 2021, the date at which the consolidated financial statements were available to be issued.

Merger Agreement

On February 4, 2021, 23andMe, Inc. entered into an Agreement and Plan of Merger, as amended on February 13, 2021 and March 25, 2021 (the “Merger Agreement”), with VG Acquisition Corp (“VGAC”), a Cayman Islands exempted company. The Merger Agreement provided for, among other things, the domestication of VGAC (the “Domestication”), pursuant to which VGAC changed its jurisdiction of incorporation to Delaware and changed its name to 23andMe Holding Co. (“New 23andMe”). The Domestication was followed immediately by the merger of 23andMe, Inc. with a wholly owned subsidiary of New 23andMe (the “Merger”). As a result of the Merger, 23andMe, Inc. became a wholly-owned subsidiary of New 23andMe. The Domestication and the Merger are collectively referred to herein as the “Business Combination” and the closing of the Merger is referred to herein as the “Closing”.

Pursuant to the Domestication, each outstanding ordinary Class A share and ordinary Class B share of VGAC was converted into a share of Class A Common Stock of New 23andMe. Pursuant to the Merger, each outstanding share of 23andMe, Inc. Class A Common Stock was exchanged for 2.293698169 shares of New 23andMe Class A Common Stock, and each outstanding share of 23andMe, Inc. Class B Common Stock, including all shares of 23andMe, Inc. Preferred Stock, which were mandatorily converted into a like number of shares of 23andMe, Inc. Class B Common Stock immediately prior to the Merger, was exchanged for 2.293698169 shares of New 23andMe Class B Common Stock. Shares of New 23andMe Class A Common Stock have one vote per share, and shares of New 23andMe Class B Common Stock have ten votes per share. Shares of New 23andMe Class B Common Stock will be subject to automatic conversion to New 23andMe Class A Common Stock upon any transfers of such shares (except for certain permitted transfers). Upon the Closing, each outstanding option to purchase 23andMe, Inc. Class A Common Stock and 23andMe, Inc. Class B Common Stock and each outstanding restricted stock unit (whether vested or unvested) was assumed by New 23andMe and converted into comparable options or restricted stock units that will be exercisable for, (or in the case of restricted stock units, settled for) 2.293698169 shares of New 23andMe Class A Common Stock.

Pursuant to the Domestication, each outstanding warrant of VGAC was converted into a warrant to purchase one share of New 23andMe Class A Common Stock upon exercise of such warrant, and each outstanding unit of VGAC not previously separated into an underlying Class A ordinary share of VGAC and an underlying warrant to purchase a Class A ordinary share of VGAC was canceled and, upon the Closing, represented the right to purchase one share of Class A Common Stock of New 23andMe and one-third of one warrant exercisable for one share of Class A Common Stock of New 23andMe. No fractional warrants are issuable, and warrant holders may exercise warrants only for a whole number of shares of Class A Common Stock of New 23andMe. The exercise price of the warrants is $11.50 per share. The warrants are redeemable by New 23andMe pursuant to the terms and conditions set forth in the warrant agreements. As of the Closing Date, there are 25,065,665 warrants outstanding, comprised of 8,113,999 private placement warrants held by VG Acquisition Sponsor LLC (the “Sponsor”) and 16,951,666 public warrants. In accordance with the warrant agreements, warrants will become exercisable on October 6, 2021. The warrants will expire five years after the Closing, or earlier upon redemption or liquidation.

The Closing occurred on June 16, 2021 (the “Closing Date”). The transaction is expected to be accounted for as a reverse recapitalization. Gross proceeds of $592 million were received at the Closing and estimated closing costs of $66.6 million were incurred. As of March 31, 2021, $4.0 million of deferred transaction costs were recorded, which consisted

23ANDME HOLDING CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of legal, accounting, and other professional services directly related to the Merger. These costs were included in current assets on the Company’s consolidated balance sheet. The cash outflows related to these costs were presented as financing activities on the Company’s consolidated statement of cash flows. These costs will be offset against proceeds upon accounting for the Closing.

PIPE Investment

On February 4, 2021, concurrently with the execution of the Merger Agreement, VGAC entered into subscription agreements with certain investors (the “PIPE Investors”) to which such investors collectively subscribed for an aggregate of 25,000,000 shares of New 23andMe Class A Common Stock at $10.00 per share for aggregate gross proceeds of $250,000,000 (the “PIPE Investment”). The Anne Wojcicki Foundation, which subscribed for 2,500,000 shares of New 23andMe Class A Common Stock, is affiliated with the Company’s CEO and therefore a related party. The PIPE Investments were consummated substantially concurrently with the closing of the Merger.

Lock-up and Earn-Out Shares

Pursuant to a letter agreement entered into on October 1, 2020 (the “VGAC IPO Letter Agreement”) by VGAC, VG Acquisition Sponsor LLC (the “Sponsor”), and the then officers and directors of VGAC (the “VGAC Insiders”), as amended by a Sponsor Letter Agreement (the “Sponsor Letter Agreement”), dated as of February 4, 2021, by and among 23andMe, Inc., VGAC, the Sponsor, the VGAC Insiders and Credit Suisse Securities (USA) LLC as representative of the several Underwriters named in the underwriting agreement with respect to the initial public offering of VGAC (the “Underwriter”), the VGAC Insiders agreed to certain transfer restrictions applicable to 12,713,750 of the Class B ordinary shares of VGAC held by the Sponsor and VGAC Insiders (the “Founder Shares”), which were converted in the Business Combination to a like number of shares of Class A Common Stock of New 23andMe. Pursuant to the VGAC IPO Letter Agreement, as amended by the Sponsor Letter Agreement, 70% of the Founder Shares cannot be transferred (subject to certain limited exceptions) until the earlier to occur of (i) one year after the completion of the Business Combination or (ii) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the New 23andMe Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, 70% of the Founder Shares will be released from the lock-up.

The Sponsor Letter Agreement amended the VGAC IPO Letter Agreement to provide that 3,814,125 of the Class B ordinary shares of VGAC held by the Sponsor on the date of the Sponsor Letter Agreement (30% of the Founders Shares), which were converted in the Business Combination to a like number of shares of Class A Common Stock of New 23andMe (the “Earn-Out Shares”), are subject to a lockup of seven years pursuant to which such shares may not be sold until the expiration of the lockup period as defined therein. The lockup has an early release effective (i) with respect to 50% of the Earn-Out Shares, upon the closing price of the New 23andMe Class A Common Stock equaling or exceeding $12.50 per share for any 20 trading days within any 30-trading-day period and (ii) with respect to the other 50% of the Earn-Out Shares, upon the closing price of the New 23andMe Class A Common Stock equaling or exceeding $15.00 per share for any 20 trading days within any 30-trading-day period.

Purchase Obligations

In June 2021, the Company entered into a non-cancellable long-term contract with purchase obligations totaling $33 million over a 3-year period related to data services.

Restricted Stock Units

In the first quarter of fiscal year 2022, prior to the Closing, the Company granted 1,237,255 restricted stock units (“RSUs”), subject to vesting based on service. These RSUs were converted into 2,837,889 comparable RSUs of New 23andMe pursuant to the Merger, and represent the right, upon vesting, to receive shares of New 23andMe Class A Common Stock. The fair value of RSUs is determined using the fair value of the Company’s common stock on the date of grant. Stock-based compensation for the RSUs will be recognized over the related vesting period.